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                            FM PRECISION GOLF CORP.
                        3490 CLUBHOUSE DRIVE, SUITE 102
                             JACKSON, WYOMING 83001
                                 (307) 739-1188


                                 June 13, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549


        Re:   FM Precision Golf Corp. ("Registrant")
              Registration Statement on Form S-4
              Registration No. 333-28841
              Request for Delayed Effectiveness


Dear Sirs/Madams:

        The Registrant hereby requests that the effective date of the above-referenced Registration Statement be delayed until the Registrant shall file a further amendment thereto which specifically states that the Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                        Very truly yours,

                                        FM Precision Golf Corp.


                                        By: /s/ Kenneth J. Warren
                                            ----------------------------
                                            Kenneth J. Warren, Secretary



cc:  Darin DeStefano (Via fax 202/942-9572)